Exhibit 10.5

CNET NETWORKS, INC.

FORM OF AMENDMENT OF STOCK OPTION AGREEMENT

THIS AMENDMENT OF STOCK OPTION AGREEMENT (the “Amendment”) is entered into as of this      day of                     , 2006 (the “Effective Date”), between                      (“Optionee”) and CNET Networks, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Optionee has previously been granted certain options to purchase the Company’s common stock (the “Stock Options”), as set forth on Exhibit A attached hereto;

WHEREAS, to the extent that the Stock Options were granted with an exercise price that is less than the fair market value of the Company’s common stock as of their date of grant the Optionee could be subjected to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, in an abundance of caution and in order to avoid adverse tax consequences under Code Section 409A the parties wish to amend each stock option agreement evidencing a Stock Option (each an “Option Agreement”) pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree as follows effective as of the Effective Date:

1. Exercise Price. Notwithstanding anything in any Option Agreement to the contrary the per share exercise price of a Stock Option shall be equal to, and in no event shall at any time be less than, the fair market value of a share of the Company’s common stock on the date of grant as determined by the Company in accordance with Code Section 409A and the proposed and final regulations promulgated by the U.S. Department of the Treasury thereunder.

2. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of each Option Agreement shall remain in full force and effect.

3. Complete Agreement. This Amendment and the Option Agreement together constitute the entire agreement between Optionee and the Company with respect to each Stock Option and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein.

4. Further Assurances. The Optionee agrees to promptly take, or cause to be taken and to do, or cause to be done, acts (including signing all documents, agreement or instruments) necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as reasonably requested by the Company or any affiliate thereof.

5. Applicable Law. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

CNET NETWORKS, INC.

By:

Name:

Title

OPTIONEE

[Name]